Exhibit 10.42.4
[DURECT LETTERHEAD]

January 20, 2006

BY FACSIMILE AND EXPRESS MAIL
CONFIDENTIAL

Peter A. Lankau
President and CEO
Endo Pharmaceuticals Inc.
100 Endo Boulevard
Chadds Ford PA 19317

Re:	Amendment 3 to Development, Commercialization and Supply License Agreement

Dear Peter:

Reference is made to the Development, Commercialization and Supply License Agreement between Endo Pharmaceuticals Inc. (“Endo”) and DURECT Corporation (“DURECT”) effective November 8, 2002, as last amended November 22, 2004 (the “Agreement”). Effective on the date written above, Endo and DURECT hereby agree to amend the Agreement as follows:

1.	Amendment to Section 4.6(a). Section 4.6(a) of the Agreement shall be amended to replace each instance of “January 1, 2006” with “May 1, 2007”.

2.	Amendment to Section 4.6(c). Section 4.6(c) of the Agreement shall be replaced in its entirety to read as follows:

Notwithstanding anything to the contrary in Sections 4.6(a) and (b) and except as set forth in this Section 4.6(c), Endo shall have no obligations under Sections 4.6(a) and (b) to make any payments to DURECT for any Developments Costs incurred up to and including the date sixty (60) days following the delivery to Endo of written notice that a human pharmacokinetic trial has been completed with the Product together with a full study report of the results of such trial (such date, the “Trial Results Review Date”, such notice, the “Trial Completion Notice” and such trial, the “First Trial”). Notwithstanding the foregoing, in the event Endo has not delivered notice of its intent to terminate this Agreement pursuant to Section 13.3(e), then Endo shall be responsible for such portion of the Development Costs incurred after May 1, 2007 in accordance with Section 4.6(a). Furthermore, until the Trial Results Review Date, DURECT hereby agrees to initiate any human trial only if such trial and the initiation thereof is consistent with a reasonable pharmaceutical company’s overall global strategic development plan for a product similarly situated to the Product. Finally, in no event shall Endo be liable for any costs associated with any human pharmacokinetic (PK) study undertaken by DURECT prior to the earlier of the Trial Results Review Date or March 31, 2007.”

3.	Amendment to Section 13.3(e). Section 13.3(e) of the Agreement shall be replaced in its entirety to read as follows:

In the event that (i) the Trial Results Review Date shall not have occurred on or before March 31, 2007, or (ii) Endo determines, in its sole discretion, to terminate the Agreement during the sixty-day period beginning on the Trial Results Review Date, Endo shall have the right to terminate this Agreement effective upon 10 days’ written notice with no further rights or obligations hereunder (other than those rights or obligations which are expressly indicated herein to survive termination or expiration of this Agreement); provided that such written notice is delivered to DURECT no later than April 30, 2007.

4.	The term “Trial Results Review Date” shall be substituted in lieu of “Trial Commencement Date” throughout the Agreement.

Except as set forth above, all other terms of the Agreement shall remain the same. Please sign below to indicate Endo’s agreement to the foregoing.

Very truly yours, /s/ JAMES E. BROWN James E. Brown President and CEO

AGREED TO BY ENDO:

BY:	/s/ PETER A. LANKAU Peter A. Lankau President and CEO
Date:    1/23/06